Exhibit 4.2

890 5TH AVENUE PARTNERS, INC.

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Registration Rights Agreement dated as of January 11, 2021, by and among 890 5th Avenue Partners, Inc., a Delaware corporation (the “Company”), and the Holders (as defined therein) party thereto (the “Registration Rights Agreement”), is made effective as of June 24, 2021. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Registration Rights Agreement.

RECITALS

WHEREAS, pursuant to Section 5.8 of the Registration Rights Agreement, upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in the Registration Rights Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; and

WHEREAS, the undersigned parties to this Amendment, constituting the Holders of at least a majority in interest of the Registrable Securities, desire to amend the Registration Rights Agreement as provided in Section 1 of this Amendment.

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.     The definition of “Private Placement Lock-Up Period” in Section 1.1 of the Registration Rights Agreement is amended and restated in its entirety as follows:

“Private Placement Lock-Up Period” shall mean, with respect to the Private Placement Units, including the Private Placement Warrants and Common Stock included therein, and any of the shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending 180 days after the completion of the Company’s initial Business Combination, subject to any earlier release provisions to be agreed to by the Company and target company of such Business Combination.

2.     The undersigned parties acknowledge and agree that Registration Rights Agreement will be amended to reflect the amendment authorized pursuant to this Amendment and such amendment shall be binding on all Holders.

3.     This Amendment may be executed by facsimile or electronic transmission and in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile and electronic copies of signed signature pages will be deemed binding originals.

4.     All terms and provisions of the Registration Rights Agreement shall continue in full force and effect except as expressly modified by this Amendment.

5.     This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.

COMPANY:

890 5th Avenue Partners, Inc.

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Title:	Executive Chairman

HOLDERS:

200 Park Avenue Partners, LLC

By:	/s/ Adam Rothstein
Name:	Adam Rothstein
Title:	Manager

PA 2 CO-Investment llc

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	Authorized Person

Craig-Hallum Capital Group LLC

By:	/s/ William Hartfiel III
Name:	William Hartfiel III
Title:	Managing Partner

/s/ John Lipman
John Lipman

/s/ Linda Yaccarino
Linda Yaccarino

/s/ Scott Flanders
Scott Flanders

/s/ David Bank
David Bank

/s/ Kelli Turner
Kelli Turner

/s/ Jon Jashni
Jon Jashni, Trustee of The Jashni Family Trust dated 11/19/09

Signature Page to Amendment No. 1 to Registration Rights Agreement of

890 5th Avenue Partners, Inc.